As filed with the Securities and Exchange Commission on August 27, 2015

Registration No. 333-197464

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECEPTOS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-4190792
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3033 Science Park Road, Suite 300

San Diego, California 92121

(858) 652-5700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Hugin

Chairman and Chief Executive Officer

Celgene Corporation

86 Morris Avenue

Summit, New Jersey 07901

(908) 673-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert A. Cantone, Esq.

Daniel I. Ganitsky, Esq.

Ori Solomon, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

(212) 969-3000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR, which was filed on July 16, 2014 (File No. 333-197464) (the “Registration Statement”) of Receptos, Inc., a Delaware corporation (the “Company”), is being filed to deregister all shares of common stock of the Company that had been registered and remain unsold under such Registration Statement.

On July 14, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene Corporation, a Delaware corporation (“Parent”), and Strix Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), providing for, among other things, the merger of Acquisition Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on August 27, 2015 pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by removing from registration all shares of common stock of the Company registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey, on August 27, 2015.

RECEPTOS, INC.

By:	/s/ Peter N. Kellogg
Name:	Peter N. Kellogg
Title:	Chief Financial Officer

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